                                                                7(A) EXHIBIT (2)


PHOENIX AIRBAG GMBH
HILDESHEIM

FINANCIAL STATEMENTS AS OF
AUGUST 5, 1996 TOGETHER WITH
REPORT OF INDEPENDENT
ACCOUNTANTS

                                  SIGNED COPY
--------------------------------------------------------------------------------

        [LOGO OF PRICE WATERHOUSE APPEARS HERE]


        To the Board of Directors
        Safety Components International, Inc.
        Costa Mesa, California

        United States of America


        REPORT OF INDEPENDENT ACCOUNTANTS

1. We have audited the accompanying balance sheet of Phoenix Airbag GmbH, Hildesheim (a German limited liability company) expressed in Deutsche Mark as of August 5, 1996 and the related statements of operations, of stockholders' equity and of cash flows for period from January 1, 1996 to August 5, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

2. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3. In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Phoenix Airbag GmbH, Hildesheim as of August 5, 1996 and the results of its operations and its cash flows for the period from January 1, 1996 to August 5, 1996, in conformity with generally accepted accounting principles in the United States of America.

        Hamburg, October 7, 1996

        /s/ Price Waterhouse

PHOENIX AIRBAG GMBH, HILDESHEIM

BALANCE SHEET AS OF AUGUST 5, 1996


                                                                  August 5,
                                                        Notes          1996
                                                        -----   -----------
                                                                         DM

ASSETS


CURRENT ASSETS

   Cash                                                                 428
   Trade accounts receivable                             2,3      6,044,852
   Other accounts receivable                                         68,888
   Inventories                                           2,4      2,131,377
   Phoenix AG current account                            1,5        478,348
                                                                 ----------
Total current assets                                              8,723,893
                                                                 ----------

PLANT AND EQUIPMENT                                      2,6

   At cost                                                       13,923,472
   Less: Accumulated depreciation                                 7,239,991
   ----                                                          ----------
   Net book value                                                 6,683,481
                                                                 ----------

GOODWILL, LICENSES AND SOFTWARE                          2,7

   At cost                                                          257,108
   Less: Accumulated depreciation                                (  244,810)
                                                                 ----------

   Net book value                                                    12,298
                                                                 ----------
                                                                 15,419,672
                                                                 ==========

                                                                  August 5,
                                                        Notes          1996
                                                        -----   -----------
                                                                         DM

LIABILITIES

CURRENT LIABILITIES

   Trade accounts payable                                         1,886,712
   Other accounts payable and accrued liabilities                 2,668,500
   Taxation                                                 8     3,047,000
                                                                 ----------
Total current liabilities                                         7,602,212
                                                                 ----------

LONG-TERM LIABILITIES

   Deferred taxation                                        8       752,096
                                                                 ----------

Total liabilities                                                 8,354,308
                                                                 ----------

STOCKHOLDERS' EQUITY

   Common stock                                             1     1,500,000
   Additional paid-in capital                                     3,500,000
   Net income for the period                                      2,065,364
                                                                 ----------

Total stockholders' equity                                        7,065,364
                                                                 ----------

                                                                 15,419,672
                                                                 ==========

The accompanying Notes to Financial Statements are an integral part of these financial statements.

PHOENIX AIRBAG GMBH, HILDESHEIM

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 1996 TO AUGUST 5, 1996

                                                               The period ended
                                                                      August 5,
                                                        Notes              1996
                                                        -----  ----------------
                                                                             DM
Net sales                                                   2        34,926,270

Cost of sales                                                       (26,595,873)
                                                                     ----------

Gross profit                                                          8,330,397

Research and development                                               (782,000)

Selling expenses                                                       (555,234)

General and administrative expenses                                  (2,037,135)
                                                                     ----------

Profit before interest and taxes                                      4,956,028

Interest (net)                                                         (136,118)

Taxation                                                    8        (2,754,546)
                                                                     ----------

Net income                                                            2,065,364
                                                                     ==========

The accompanying Notes to Financial Statements are an integral part of these financial statements.

PHOENIX AIRBAG GMBH, HILDESHEIM

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 1996 TO AUGUST 5, 1996




                                                              The period ended
                                                                     August 5,
                                                                          1996
                                                              ----------------
                                                                            DM

CASH FLOWS FROM OPERATING ACTIVITIES:
-----------------------------------

Net income                                                           2,065,364
                                                                     ---------

Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                                      1,336,728
   Loss on retirement of fixed assets                                   12,704
                                                                     ---------

                                                                     1,349,432
                                                                     ---------

Changes in current assets and liabilities:
(Increase)/decrease in
  Accounts receivable trade and other                               (6,113,740)
  Inventories                                                        1,782,108
  Phoenix AG current account                                        (9,873,544)
Increase/(decrease) in
  Trade accounts payable                                             1,886,712
  Other accounts payable and accrued liabilities                     2,532,200
  Taxation                                                           3,047,000
                                                                     ---------

                                                                    (6,738,964)
                                                                     ---------

Net cash used by operating activities                               (3,324,168)
                                                                     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------

Investments in fixed assets                                         (1,382,950)
                                                                     ---------
Net cash used by investing activities                               (1,382,950)
                                                                     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------

Share capital paid in                                                5,000,000
Decrease in deferred taxation                                       (  292,454)
                                                                     ----------
Net cash provided by financing activities                            4,707,546
                                                                     ---------

Increase in cash                                                           428
Cash at beginning of the period                                              -
                                                                     ---------

Cash at end of the period                                                  428
                                                                     =========


The accompanying Notes to Financial Statements are an integral part of these financial statements.

      PHOENIX AIRBAG GMBH, HILDESHEIM

      NOTES TO THE FINANCIAL STATEMENTS
      AS OF AUGUST 5, 1996

1.    DESCRIPTION OF BUSINESS
      -----------------------

      With a founding contract ("Einbringungsvertrag") dated November 14, 1995 effective as of January 1, 1996, Phoenix AG transferred its airbag production, which is located in Hildesheim, Germany, into a separate legal entity called "Phoenix Airbag GmbH". Phoenix Airbag GmbH was subsequently sold under a contract dated June 6, 1996 as amended on June 28, 1996 and August 5, 1996 to AB 9607 Verwaltungs GmbH & Co KG, a wholly owned subsidiary of Safety Components International, Inc. The transaction closed at the end of business on August 5, 1996.

      At January 1, 1996, only certain assets (ie inventories and fixed assets) and only some specific business-related liabilities were transferred into the new GmbH. Cash, trade accounts receivable and trade accounts payable were all netted into the PHOENIX AG current account.

      Hence, as Phoenix Airbag GmbH was not a separate legal entity prior to January 1, 1996, pro-forma "as-if" financial statements were prepared as per December 31, 1995 and the twelve months then ended, which were audited by BDO Deutsche Warentreuhand AG. Consequently, care has to be exercised when comparing the results for 1996 with the "as-if" 1995 figures.

2.    SIGNIFICANT ACCOUNTING POLICIES
      -------------------------------

 a)   General
      -------

      The company maintains its books of record and prepares the financial statements in Deutsche Mark in accordance with generally accepted accounting principles in Germany. Certain reclassifications are made to restate the Company's financial statements in conformity with generally accepted accounting principles in the United States of America.

 b)   Financial statement preparation
      -------------------------------

      The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)  Revenue recognition
    -------------------

    Sales are recognized at the time when the goods are shipped, net of discounts granted and VAT.

d)  Concentration of credit risk
    ----------------------------

    The Company is potentially subject to a concentration of credit risk consisting of its trade accounts receivables, a significant portion of which are due from Petri AG and MST Automotive. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The company maintains reserves for potential losses for uncollectible amounts and such losses have historically been within management's expectations.

e)  Trade accounts receivable
    -------------------------

    Trade accounts receivable consist of amounts receivable from customers net of allowances for doubtful accounts and cash discounts.

f)  Inventories
    -----------

    Inventories consist of raw materials, unfinished and finished goods. Raw materials are valued at weighted average cost. Unfinished and finished goods are valued at the lower of full absorption costing and net realisable value.

g)  Plant and Equipment
    -------------------

    Plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the reducing-balance method over estimated useful lives of three to ten years. In the past, where allowable, the maximum accelerated depreciation allowable under German tax laws was recognised.

    Additions and improvements are capitalized. Maintenance and repairs are expensed when incurred. As permitted under German income tax law, the company charges the acquisition cost of low value items (costs not in excess of DM 800) to depreciation expense during the year of acquisition.

h)  Goodwill, licenses and software
    -------------------------------

    Software acquired from third parties is stated at cost less accumulated depreciation. Depreciation is provided using the straight line method over estimated useful lives of three years.

3.  TRADE ACCOUNTS RECEIVABLE
    -------------------------

    Trade accounts receivable as of August 5, 1996 consisted of the following:

                                                               August 5,
                                                                    1996
                                                               ---------
                                                                      DM

Trade accounts receivable                                      6,203,852
 Allowance for doubtful amounts and cash discounts            (  159,000)
                                                               ---------
                                                               6,044,852
                                                               =========

4.  INVENTORIES
    -----------

    Inventories as of August 5, 1996 consisted of the following:

                                                               August 5,
                                                                    1996
                                                               ---------
                                                                      DM

Raw materials                                                  1,493,728
Unfinished goods                                                 318,565
Finished goods                                                   319,084
                                                               =========
                                                               2,131,377
                                                               =========

5.  PHOENIX AG CURRENT ACCOUNT
    --------------------------

    As part of the transfer at January 1, 1996 of fixed assets and inventories and some specific business-related liabilities from Phoenix AG into the newly founded company, which had a share capital of DM 5,000,000, a current account liability to Phoenix AG of DM 4,395,196 was set up representing the difference between the net assets contributed and the Company's share capital. During the period ended August 5,1996, this current account was repaid primarily through the movement on the cashpooling arrangement which still existed between Phoenix AG and the Company. As per August 5, 1996 the Phoenix AG current account showed an amount due to the Company of DM 478 348.

                                                                          Page 4

6.  PLANT AND EQUIPMENT
    -------------------

    Plant and equipment as of August 5, 1996 consisted of the following:

                                                                       August 5,
                                                                            1996
                                                                       ---------
                                                                              DM
    At cost
    -------

    Plant and machinery                                               12,017,091
    Furniture, fixtures and office equipment                           1,327,268
    Assets under construction                                            579,113
                                                                      ----------
                                                                      13,923,472

    Accumulated Depreciation
    ------------------------

    Plant and machinery                                                6,359,240
    Furniture, fixtures and office equipment                             880,751
                                                                      ----------
                                                                       7,239,991
                                                                      ----------
                                                                       6,683,481
                                                                      ==========
    Net book value
    --------------

    Depreciation expense                                               1,323,314
                                                                      ==========

7.  GOODWILL, LICENCES AND SOFTWARE
    -------------------------------

    Goodwill, licences and software as of August 5, 1996 consisted of the following:

                                                                       August 5,
                                                                            1996
                                                                       ---------
                                                                              DM

    At cost
    -------

    Software                                                             257,108
                                                                      ----------

    Accumulated Depreciation
    ------------------------

    Software                                                             244,810
                                                                      ----------

    Net book value                                                        12,298
    --------------                                                    ==========

    Depreciation expense                                                  13,414
                                                                      ==========

8.  TAXATION
    --------

    In Germany, tax assessments do not become final until the accounting records and tax returns for the periods concerned have been examined by the tax authorities. These reviews by the tax authorities have to be carried out within five years after the year of assessment.

    The income tax charge comprises corporation profits tax and municipal trade tax on income. Municipal trade taxes are also a deductible expense for corporation profits tax purposes. The effective rate for municipal trade tax on income in 1996 was 17%. The standard rate of corporation profits tax is 45% of taxable income but distributed profits qualify for a rate reduction to 30%. Dividends paid or declared are subject to withholding tax at the rate of 25% of the gross dividend.

    Income taxes for the seven month period to August 5, 1996 have been calculated as if that seven month period would be the relevant fiscal period.

    Deferred taxes at a rate of 54.4% were accrued for special depreciations on fixed assets which were allowed according to German fiscal laws for investments made in the region along the border to the former German Democratic Republic.

    The taxation charge for the 7 month period ended August 5, 1996 consisted of the following:

                                                                             DM

        Current income tax                                            3,047,000
        Deferred tax                                                   (292,454)
                                                                      ---------

        Total tax charge for the period                               2,754,546
                                                                      =========

    The movement on the deferred tax account for the 7 month period ended August 5, 1996 was as follows:

                                                                             DM

        Deferred tax liability as at January 1, 1996                  1,044,550
        Released to income                                             (292,454)
                                                                      ---------
        Deferred tax liability as at August 5, 1996                     752,096
                                                                      =========

9.  CONTINGENT LIABILITIES AND COMMITMENTS
    --------------------------------------

    As of August 5, 1996 the Company had no contingent liabilities or commitments.